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                                                                     Exhibit 1.1

    KONGZHONG CORPORATION'S KONG.NET NAMED "MEDIA WITH THE HIGHEST POTENTIAL"
                        AT 2006 CHINA ADVERTISING SUMMIT

BEIJING, Sept. 22 /Xinhua-PRNewswire/ -- KongZhong Corporation (Nasdaq: KONG), a leading provider of wireless value-added services (WVAS) and an operator of one of the leading wireless internet portals in China announces that its wireless internet portal Kong.net was named the "Media with Highest Potential" at the 2006 China Advertising Summit.

China Advertising Summit was jointly sponsored by the Communication University of China, Market Observer magazine and China Central Television (CCTV).

KongZhong launched one of the first wireless internet commercials on its wireless internet platform for Motorola's V3 phone in October 2004. Over the past two years, a number of well-known brands including Motorola, Nokia, BMW, General Motor, Toyota, and Lenovo, have placed advertisements on Kong.net.

According to iResearch, a leading market research firm in China, the market size of wireless internet advertising will reach RMB500 million (approximately US$62 million) in 2006, an increase of 108% from 2005. iResearch also estimates the market will reach RMB1.8 billion (approximately US$225 million) by 2010.

Commenting on the future of wireless internet advertising, Mr. Nick Yang, KongZhong's President said, "There are over 400 million mobile phone users in China but few of them currently use wireless internet service. We believe the development of wireless internet will be similar to fixed line internet but grow more exponentially".

About KongZhong
KongZhong Corporation is a leading provider of wireless value added services
(WVAS) in China and also operates one of China's leading wireless internet portals, Kong.net. The Company delivers wireless value added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVA, short messaging service (SMS), interactive voice response (IVR), and color ring back tone (CRBT). The Company also operates a wireless internet portal, Kong.net, which enables users to access media and entertainment content directly from their mobile phones.

For more information, please contact:

  Investor Contacts:
   JP Gan
   Chief Financial Officer
   Tel:   +86-10-8857-6000
   Email: ir@kongzhong.com

   Jillian Wong
   Senior Vice President, Corporate Development
   Tel: +86-10-8857-6000
   Email: ir@kongzhong.com

  Media Contacts:
   Mike Fang
   Vice President, Marketing
   Tel: +86-10-8857-6000
   Email: mikefang@kongzhong.com

   Xiaohu Wang
   Manager
   Tel: +86-10-8857-6000
   Email: xiaohu@kongzhong.com


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